EXHIBIT 10.22

BIDI VAPOR, LLC

October 25, 2024

Via E-Mail

Kaival Brands Innovations Group, Inc.

Attn: Mark Thoenes

Email: mark@kaivalbrands.com

Re:	Third Amended and Restated Exclusive Distribution Agreement by and between Bidi Vapor, LLC (“Manufacturer”) and Kaival Brands Innovations Group, Inc. (“Distributor”) dated June 10, 2022 (the “Distribution Agreement”)

Dear Mark:

Reference is made to the Distribution Agreement, as well as that certain License Agreement between Manufacturer, Distributor, and Distributor’s wholly owned subsidiary – Kaival Brands International, LLC (“KBI”), dated June 10, 2022 (the “License Agreement”). Capitalized terms that are used, but not defined, in this letter shall have the meanings given to those terms in the Distribution Agreement.

As you are aware, Distributor presently owes Manufacturer the sum of $1,275,000 for goods that were previously supplied to Distributor by Manufacturer (the “Distributor Payable”) that is past due and delinquent (the “Delinquency”). Distributor has requested that Manufacturer execute a Debt Exchange Agreement between Distributor and Manufacturer (the “Debt Exchange Agreement”) to convert the Distributor Payable into shares of common stock of Distributor in full satisfaction of the Delinquency (the “Debt Exchange”) pursuant to the terms thereof. Manufacturer is willing to agree to the Debt Exchange and execute the Debt Exchange Agreement if Distributor agrees to the terms and conditions of this letter agreement as additional consideration for the Debt Exchange. Provided that Distributor countersigns this letter agreement in the space provided below and delivers it to Manufacturer on or before October 31, 2024, Manufacturer and Distributor agree as follows:

1.                   Manufacturer and Distributor acknowledge and agree that “Products”, as defined in the Distribution Agreement, means and includes (and has always meant and included) only the following items, to the exclusion of all other items and products (including, without limitation, the Excluded Products): (a) the “Bidi Stick”, which is an electronic nicotine delivery system, or “e-cigarette”, at 6% nicotine (including all available flavors) in the versions previously sold by Manufacturer to Distributor; and (b) acrylic displays preloaded with one hundred (100) such “Bidi Sticks”.

2.                   Distributor hereby waives and fully relinquishes: (a) its Right of First Offer, Right of First Refusal, and all other rights (if any) with respect to all Future Products (whether previously introduced, or introduced hereafter, by Manufacturer) pursuant to the Distribution Agreement; and (b) all of its rights with respect to a Bona Fide Offer pursuant to Section 4.F of the Distribution Agreement.

3.                   Distributor, for itself , KBI, and their respective successors, predecessors, assigns, beneficiaries, and affiliates (jointly and severally, the “Releasors”), irrevocably and absolutely releases and forever discharges Manufacturer and its successors, predecessors, assigns, beneficiaries, executors, trustees, agents, representatives, employees, officers, directors, shareholders, partners, members, subsidiaries and affiliates (jointly and severally, the “Releasees”), of and from all claims, obligations, actions or causes of action (however denominated), whether in law or in equity, and whether known or unknown, present or contingent, for any injury, damage, or loss whatsoever arising from any acts or occurrences occurring prior to the Effective Date relating to the Distribution Agreement or the Products previously delivered by Manufacturer to Distributor (whether such rights pertain to claims for defects, breach of warranty, repurchase obligations, negligence, or otherwise), other than in respect of any obligations to indemnify the Distributor pursuant to Section 9.A of the Distribution Agreement (the “Release”). The Releasors, and each of them, also covenant not to sue or otherwise bring a claim against any of the Releasees regarding any of the claims being released under the Release.

4.                   Distributor acknowledges the existence of that certain matter styled In the Matter of Certain Disposable Vaporizer Devices and Components Thereof, Inv. No. 337-TA-1410 before the United States International Trade Commission, and agrees that neither said matter not any outcome thereof or resolution resulting therefrom that affects Manufacturer shall constitute a breach or other default by Manufacturer under the Distribution Agreement.

5.                   Pursuant to Section 8.14(a) of that certain Merger and Share Exchange Agreement by and among Delta Corp Holdings Limited, KAVL Merger Sub Inc., Distributor, and the shareholders of Delta Corp Holdings Limited named therein dated September 23, 2024 (the “Merger Agreement”), Distributor has the right to designate one (1) individual (the “Distributor Director”) prior to the Closing (as defined in the Merger Agreement) to serve on the Post-Closing Pubco Board (as defined in the Merger Agreement). Distributor agrees to so designate as the Distributor Director any family member of Ankitaben Patel and/or Nirajkumar Patel who is identified by Manufacturer for this role prior to the Closing, so long as that individual is qualified to serve as the Distributor Director pursuant to applicable law and all applicable securities exchange rules and regulations.

6.                   If any of the terms of this letter agreement and the terms of the Distribution Agreement or License Agreement conflict, the terms of this letter agreement shall control. This letter agreement is binding upon Distributor and Manufacturer, and their respective successors and assigns, and is governed by and construed in accordance with the internal laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction). This letter agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this letter agreement delivered by e-mail or other electronic means shall be deemed to have the same legal effect as delivery of an original signed copy.

This letter agreement is not binding on Manufacturer unless and until it is validly authorized and executed by Distributor and delivered to Manufacturer on or before October 31, 2024.

Sincerely,

BIDI VAPOR, LLC

By:	/s/ Ankitaben Patel
Ankitaben Patel, as its Sole Manager

ACCEPTED AND AGREED TO IN ALL RESPECTS BY:

ACCEPTED AND AGREED TO IN ALL RESPECTS BY:

By:	/s/ Mark Thoenes
Print Name:	Mark Thoenes
Title:	CEO